2nd Quarter 2015 Earnings Conference Call Noranda Aluminum Holding Corp July 22, 2015 10:00 AM Eastern Exhibit 99.2

The presentation and comments made by Noranda’s management on the quarterly conference call contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding a positive outlook for aluminum prices beyond the near-term; the Company’s belief that it can substantially mitigate the impact of lower aluminum prices as it continues to pursue its goal of being cash flow positive in 2015 by managing working capital, controlling discretionary spending, rationing capital expenditures, and improving operating reliability; the Company’s expectation that the process of working to achieve operating stability at New Madrid while prudently increasing production will continue through third quarter 2015 and into the fourth quarter; cost reductions anticipated as a result of implementation of key productivity projects; the lack of a long-term impact of the interim agreement with the Government of Jamaica regarding the production levy; the anticipated outcome to the arbitration related to the production levy; possible alternatives in light of Ameren’s termination of its agreement to provide electricity to New Madrid; anticipated primary aluminum shipments; the net effect of power prices; the impact of the production levy; Flat-Rolled third quarter results, and flexibility in managing capital spending as a result of focusing on improving the stability of the smelter’s operations. Forward-looking statements are statements about future, not past, events and involve certain important risks and uncertainties, any of which could cause the Company’s actual results to differ materially from those expressed in forward-looking statements, including, without limitation: the cyclical nature of the aluminum industry and fluctuating commodity prices, which cause variability in earnings and cash flows; a downturn in general economic conditions, including changes in interest rates, the risk that anticipated improvements will not be realized; as well as a downturn in the end-use markets for certain of the Company’s products; fluctuations in the relative cost of certain raw materials and energy compared to the price of primary aluminum and aluminum rolled products; the effects of competition in Noranda’s business lines; Noranda’s ability to retain customers, a substantial number of which do not have long-term contractual arrangements with the Company; failure to maintain a competitive and sustainable power rate at the smelter in Missouri, with consequent risk of smelter closure; the risk that Ameren or another provider of electric power will be unwilling to negotiate an arrangement for the provision of electric power to the Company; an adverse outcome in the arbitration proceeding related to the production levy; the inability to fulfill the business’ substantial capital investment needs; labor relations (i.e. disruptions, strikes or work stoppages) and labor costs; unexpected issues arising in connection with Noranda’s operations outside of the United States; the ability to retain key management personnel; and Noranda’s expectations with respect to its acquisition activity, or difficulties encountered in connection with acquisitions, dispositions or similar transactions. Forward-looking statements contain words such as “believes,” “expects,” “may,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “anticipates” or similar expressions that relate to Noranda’s strategy, plans or intentions. All statements Noranda makes relating to its estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results or to the Company’s expectations regarding future industry trends are forward-looking statements. Noranda undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management's current estimates, projections, expectations or beliefs. For a discussion of additional risks and uncertainties that may affect the future results of Noranda, please see the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. This presentation contains non-GAAP financial measures as defined by SEC rules. We believe these measures are helpful to investors in measuring our financial performance and comparing our performance to our peers. However, our non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies. These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for U.S. GAAP financial measures. To the extent we disclose any non-GAAP financial measures, a reconciliation of each measure to the most directly comparable U.S. GAAP measure is available in the Press Release included as an exhibit to the Current Report on Form 8-K to which this presentation is also an exhibit. As such, this presentation should be read in conjunction with our Press Release. Forward-Looking Statements & Non-GAAP Measures 2

• Fifth consecutive quarter of positive operating cash flow and third consecutive quarter of year- over-year improvement in operating cash flow • Cash and cash equivalents totaled $24.5 million and total available liquidity was $159.1 million as of June 30, 2015 • Excluding special items, EPS was a $0.25 loss versus a $0.08 loss in second quarter 2014 • Total segment profit was $19.4 million versus $33.9 million in first quarter 2015 and $30.4 million in second quarter 2014 • Excluding the additional levy payments made under the interim agreement with the GOJ, Net Cash Cost per pound was $0.82 versus $0.83 in first quarter 2015 and $0.84 in second quarter 2014 Second Quarter 2015 and Other Highlights (1) Segment profit (in which certain items, primarily non-recurring costs or non-cash expenses, are not allocated to the segments and in which certain items, primarily the income statement effects of current period cash settlements of hedges, are allocated to the segments) is a measure used by management as a basis for resource allocation. See slide 11 for a reconciliation of segment profit to net loss, excluding special items. (2) Liquidity includes $134.6 million available, net, borrowing capacity under the revolving credit facility plus $24.5 million cash. 3 Our strategic priorities are to preserve cash and liquidity while reducing our costs by improving our operational reliability and implementing key productivity initiatives. We believe our cash and available liquidity position supports our business as we execute our other strategic priorities. When fully implemented, we expect our cost reduction efforts to improve our performance so that we can generate positive free-cash flow with aluminum and key commodity input prices at current levels.

Progress on Transformation Path 4 We have now either realized or begun to realize savings on 55% of our $85 million three year productivity target, and have made substantial progress on another 18% of that target.

Operating Reliability 5 Eliminating reliability issues at the smelter would have reduced our net cash cost by 8 cents per pound during second quarter. For the trailing four quarters, eliminating those reliability issues would have decreased net cash cost by 5 cents per pound. • Focus in Primary segment is on stabilizing the smelter’s operations. Pace of returning the facility to full production has been slowed as a way of improving reliability while preserving cash and liquidity. • Alumina segment demonstrated improved reliability in second quarter, reflecting the concentrated effort that’s been going on there for the past two quarters. • We made key organizational changes as part of the ongoing program to address people, process, and equipment needs at our facilities, particularly in our upstream business. $0.03 $0.05 $0.06 $0.08 3Q-14 4Q-14 1Q-15 2Q-15 Quarterly Impact of Primary Segment Reliability Issues Last four quarter impact: 5 cents per pound

Our Opportunity 6 With current commodity input prices, full implementation of productivity projects, and improved operational reliability, our cost structure will allow us to be free-cash flow positive in the event of an extended period of aluminum prices at their current levels. Productivity implemented, not fully reflected, $0.03 Productivity initiatives not implemented, $0.06 Eliminate smelter reliability issues, $0.05 Other, $0.01 Combined reliability and productivity initiatives opportunity: $0.15 per pound reduction off LTM cash cost of $0.85

(amounts in millions) Q2 2014 Q1 2015 Q2 2015 Segment profit $ 30.4 $ 33.9 $ 19.4 LIFO/LCM (1.2) 4.8 (5.9) Other recurring non-cash items (2.8) (4.5) (6.0) EBITDA, excluding special items 26.4 34.2 7.5 Depreciation & amortization (22.3) (23.0) (23.5) Interest expense, net (12.6) (13.2) (13.2) Pre-tax loss, excluding special items (8.5) (2.0) (29.2) Income tax benefit (2.9) (0.1) (12.0) Net loss, excluding special items $ (5.6) $ (1.9) $ (17.2) EPS, excluding special items $ (0.08) $ (0.03) $ (0.25) Bridge of Segment Profit to Net Income, Ex. Special Items 7 Lower aluminum prices and the additional production levy required by the interim agreement with the GOJ, and an unusually large LIFO impact drove the sequential increase in our net loss per share

Quarterly Results Last Four Quarters (amounts in millions except per pound data) Q2-14 Q1-15 Q2-15 Q2-14 Q2-15 Integrated Upstream Business: Primary shipments (lbs) 143.2 131.1 128.3 584.5 531.7 Integrated Upstream margin/lb: Midwest Transaction Price/lb $ 0.99 $ 1.05 $ 0.95 0.94 1.05 Integrated net cash cost /lb 0.84 0.83 0.87 0.85 0.85 0.15 0.22 0.08 0.09 0.20 Integrated Upstream segment profit $ 21.5 $ 29.0 $ 10.0 $ 53.2 $ 106.3 Flat-Rolled Products Business: Flat-Rolled shipments (lbs) 101.9 93.3 101.6 370.9 383.6 EBITDA margin/lb $ 0.15 $ 0.14 $ 0.16 $ 0.13 $ 0.15 Flat-Rolled Products segment profit $ 15.1 $ 12.7 $ 16.4 $ 48.0 $ 59.0 Corporate Cost $ (6.2) $ (7.8) $ (7.0) $ (28.3) $ (25.8) Total segment profit $ 30.4 $ 33.9 $ 19.4 $ 72.9 $ 139.5 Segment Profit Summary 8 2Q--15 segment profit reflect lower aluminum prices combined with an increase in net cash cost. Last four quarters results reflect higher aluminum prices and the partial impact of productivity initiatives already implemented.

Sequential Quarter Cash Cost and Segment Profit Bridges

9


Net Cash Cost Per Pound
$0.83
$0.05
$0.03
$0.02
$0.01
$0.02
$0.03
$0.87
1Q-15 Net Cash Cost
Additional bauxite production levy
Peak power
Reliability issues at smelter
Reduced electricity rate at smelter
Alumina reliability improvements
Commodity input prices and other
2Q15 Net Cash Cost


Segment Profit (in millions)
$33.9
$14.2
$4.7
$4.4
$19.4
1Q-15 Segment Profit
LME & MWP impact on Primary Aluminum shipments
Impact of Net Cash Cost items above
Flat-Rolled, Corporate, and other
2Q-15 Segment Profit

Sequential total segment profit declined due primarily to a sequential decrease in aluminum prices, which negatively impacted Alumina and Primary results.

Capital structure 10 Our capital structure provides us flexibility, with cash and available liquidity to support our business as we improve our operational reliability and implement key productivity projects • $265 million asset-based revolving credit facility o No borrowings outstanding at end of 2Q-15 o Available borrowing capacity under the facility was $134.6 million, net of $43.6 million in letters of credit o Together with cash and cash equivalents, total available liquidity at June 30, 2015 was $159.1 million. • No material funded debt maturities before 2019 • No financial covenants other than requirement to maintain $20 million of ABL availability if fixed charge coverage ratio falls below 1x. ($ in millions) June 2015 Cash and cash equivalents $ 24.5 Available borrowing from ABL, net 134.6 Total liquidity $ 159.1 Term B loan, 5.75%, due 2019 $ 468.4 Project-specific financing 36.9 Total secured debt 505.3 Senior notes, 11%, due 2019 173.5 Total debt $ 678.8 Total secured net debt $ 481.4 Total net debt $ 654.3

11

Cash and Financial Management Overview

(amounts in millions except per pound data)	Quarterly Results			Last Four Quarters	
	Q2-14	Q1-15	Q2-15	Q2-14	Q2-15
Total segment profit	$ 30.4	$ 33.9	$ 19.4	$ 72.9	$ 139.4
Cash interest	(17.2)	(8.0)	(17.6)	(53.8)	(51.0)
Taxes(1)	(1.7)	3.0	(5.7)	1.1	(12.7)
Pension funding(2)	(2.1)	-	(1.0)	(2.2)	(2.8)
Working capital, other	(7.1)	0.6	13.4	14.2	13.4
Operating cash flow	2.3	29.5	8.5	32.3	86.3
Capital expenditures, net	(18.0)	(23.4)	(19.4)	(64.0)	(105.7)
Free cash flow	(15.7)	6.1	(10.9)	(31.7)	(19.4)
Term B repayment	(1.2)	(1.2)	(1.2)	(4.8)	(4.8)
Project specific proceeds	-	0.9	15.7	17.5	22.3
Project specific repayments	-	(1.4)	(1.9)	-	(2.8)
Dividends, other	(1.4)	(1.4)	(0.7)	(5.9)	(3.8)
Change in cash	$ (18.3)	$ 3.0	$ 1.0	$ (24.9)	$ (8.5)

(1) Includes impact of taxable cancellation of debt income from open market debt repurchases in 2009, which is being recognized as taxable income from 2014 through 2019.. The recognition of this taxable income has an annual tax impact of approximately $12.7 million.

(2) Amount represents the difference between pension funding and pension expense related to service and interest cost and expected investment gains, which are components of segment profit.

We will continue to carefully manage working capital, control discretionary spending, ration our capital expenditures, and improve our operating reliability to mitigate the impact of aluminum prices as we continue to pursue our goal of being cash flow positive in 2015